Exhibit 99.B(g)(3)

FOREIGN CUSTODY MANAGER AGREEMENT

SCHEDULE II

Europe 1.25x Strategy Fund

NASDAQ-100® Fund

NASDAQ-100® 2x Strategy Fund

Absolute Return Strategies Fund

Hedged Equity Fund

Global Market Neutral Fund